EXHIBIT 3.1

Number:  BC1045023

“LOGO”

   BRITISH

COLUMBIA

CERTIFICATE

OF

CHANGE OF NAME

BUSINESS CORPORATIONS ACT

I Hereby Certify that GREENFLAG VENTURES INC. changed its name to PROSALUTIS HOLDINGS INC. on March 18, 2016 at 10:14 AM Pacific Time

Issued under my hand at Victoria, British Columbia

On March 18, 2016

s/s Carol Prest

CAROL PREST

      Registrar of Companies

Province of British Columbia

     Canada

ELECTRONIC CERTIFICATE